Exhibit 10.13

KARYOPHARM THERAPEUTICS INC.

March 3, 2014

Christopher Primiano

Dear Chris:

On behalf of Karyopharm Therapeutics Inc., (the “Company”), I am very pleased to offer you the position of Vice President, General Counsel, of the Company.

The terms of your position with the Company are as set forth below:

1.                                      Position.  On the Commencement Date, as defined in Section 2, you will become the Vice President, General Counsel, of the Company.  You will serve as Vice President, General Counsel, reporting to the Company’s Chief Executive Officer (“CEO”).  In your role, you will have the responsibilities customarily associated with such position and those that are assigned to you by the Company’s CEO.  During the term of your employment with the Company, you will devote your full professional time and efforts to the business of the Company.

2.                                      Commencement Date.  You will commence your new position with the Company, effective on or about Monday, March 10, 2014, or a date thereafter mutually agreed by you and the Company (the “Commencement Date”).

3.                                      Compensation.

a.                                      Base Salary.  You will be paid an annualized base salary of Two Hundred Seventy Thousand Dollars ($270,000), subject to tax and other withholdings required by law.  Your base salary will be payable pursuant to the Company’s regular payroll policy.  Your salary may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company.

b.                                      Bonus Program.  You will be eligible for an annual bonus (commencing with a pro-rated bonus for 2014 based on your start date) that targets thirty percent (30%) of your annualized base salary based upon achievement of certain performance goals and corporate milestones established by the Company.  Achievement of goals will be determined in the sole discretion of the Board of Directors of the Company (the “Board”) or a Compensation Committee of the Board.  To earn any part of the bonus, you must be employed on December 31st of the applicable bonus year.

c.                                       Option Grant.  As soon as practicable after the Commencement Date, subject to Board approval, the Company will grant to you an incentive stock option for the purchase of 75,000 shares of the Company’s Common Stock, $.0001 par value per share (the “Common Stock”) at a purchase price per share equal to the closing price per share of the Company’s Common Stock on the NASDAQ Global Select Market on the date of Board approval (the “Option”).  The Option shall vest as follows: 25% of the shares underlying the Option to vest on the first anniversary of the Commencement Date and an additional 2.0833% of the shares to vest each month thereafter over the following thirty-six (36) months.

The Option, including, but not limited to the foregoing vesting provisions, will be subject to the terms of the Company’s standard form of incentive stock option agreement and the Company’s 2013 Stock Incentive Plan.

d.                                      Severance Compensation.  If the Company (which, for the purposes of this paragraph, includes any successor entity) terminates the term of your employment without Cause, or you resign for Good Reason, the Company will continue to pay you your base compensation at its then-current rate, in accordance with the Company’s then-current regular payroll procedures for employees, for at least three months (3) months (subject to upward adjustment in the event that standardized severance terms are authorized for all employees of your level and such terms exceed the severance amount provided herein) following the date of such termination, provided that you execute a release of any and all claims that you may have against the Company arising from your employment with the Company, reasonably satisfactory to the Company in form and substance.

“Cause”  shall mean (i) an act or acts of material willful misconduct by you in violation of law or government regulation in the course of your employment by the Company, (ii) your conviction by a court of competent jurisdiction of theft or misappropriation by you of assets of the Company, (iii) your conviction by a court of competent jurisdiction of fraud committed by you or at your direction, (iv) your conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to, (x) a felony or (y) any other criminal charge that has, or could be reasonably expected to have, a material adverse impact on the Company or the performance of your duties, (v) willful, repeated and material failure to perform, or gross negligence in the performance of, the duties which are reasonably assigned to you by the Company, (vi) material breach of any agreement to which you and the Company are party and/or (vii) failure to fully participate in a Company investigation as may be reasonably requested by the Company; provided, however, that you shall have a period of thirty (30) days to cure (if curable) any act constituting Cause under clauses (v) or (vii) of this paragraph, following the Company’s delivery to you of written notice, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination for Cause.

“Good Reason” shall mean (i) the assignment to you of any duties inconsistent in any adverse, material respect with your position, authority, duties or responsibilities as then constituted, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, (ii) a reduction in the aggregate of your base or incentive compensation by greater than ten percent (10%) or the termination of your rights to any employee benefits, except to the extent that any such benefit is replaced with a comparable benefit, or a reduction in scope or value thereof, other than as a result of across-the-board reductions or terminations affecting employees of the Company generally, or (iii) a requirement that you, without your prior consent, regularly report to work at a location that is thirty (30) miles or more away from your then current place of work; provided, however, that the conditions described immediately above in clauses (i)

through (iii) shall not give rise to a termination for Good Reason, unless you have notified the Company in writing within thirty (30) days of the first occurrence of the facts and circumstances claimed to provide a basis for the termination for Good Reason, the Company has failed to correct the condition within fifteen (15) days after the Company’s receipt of such written notice, and you actually terminate employment with the Company within forty-five (45) days of the first occurrence of the condition.  For the avoidance of doubt, your required travel on the Company’s business shall not be deemed a relocation of your principal office under clause (iii), above.

e.                                       Withholding.  The Company shall withhold from any compensation or benefits payable under this letter agreement any federal, state and local income, employment or other similar taxes as may be required to be withheld pursuant to any applicable law or regulation.

4.                                      Benefits.

a.                                      Vacation and Holidays.  You will be eligible for a maximum of 15 days of paid vacation each year and Company paid holidays consistent with the Company’s vacation policy (including accrual of vacation days).

b.                                      Other.  You will be eligible to participate in such medical, retirement and other benefits as are approved by the Board and made available to other employees of the Company.

As is the case with all employee benefits, such benefits will be governed by the terms and conditions of applicable plans or policies, which are subject to change or discontinuation at any time.

5.                                    At-Will Employment.  Your employment with the Company is and shall at all times during your employment hereunder be “at-will” employment.  The Company or you may terminate your employment at any time for any reason, with or without cause, and with or without notice.  The “at-will” nature of your employment shall remain unchanged during your tenure as an employee of the Company, and may only be changed by an express written agreement that is signed by you and the Company.

6.                                      Employee Confidentiality Agreement.  As an employee of the Company, you will have access to certain Company and third party confidential information and you may during the course of your employment develop certain information or inventions which will be the property of the Company.  To protect the interest of the Company you agree to sign the Company’s standard “Non-Disclosure and Inventions Assignment Agreement” as a condition of your employment, a copy of which has been provided.

7.                                      Resolution of Disputes.  Any controversy or claim arising out of or relating to your employment, this letter agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be submitted to arbitration in Boston, Massachusetts before a single arbitrator (applying Massachusetts law), in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (“AAA”) as modified by the terms and conditions of this Section 7; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator.  The arbitrator shall be selected by mutual agreement of the parties or, if the parties cannot agree, by striking from a list of arbitrators supplied by AAA.  The arbitrator shall issue a written opinion revealing, however briefly, the essential findings and conclusions upon which any award is based.  Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable.  Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.

The parties acknowledge that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this letter agreement or your employment.

The arbitrator shall have the sole and exclusive power and authority to decide any and all issues of or related to whether this letter agreement or any provision of this letter agreement is subject to arbitration.

8.                                      No Inconsistent Obligations.  By accepting this offer of employment, you represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations set forth in this letter agreement or that would be violated by your employment by the Company.  You agree that you will not take any action on behalf of the Company or cause the Company to take any action that will violate any agreement that you have with a prior employer.

9.                                      Miscellaneous.

a.                                      This letter agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

b.                                      The Company may only assign this letter agreement to a successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, provided, that such successor expressly agrees to assume and perform this letter agreement in the same manner and to the same extent that the Company would have been required to perform it if no such assignment had taken place, and “Company” shall include any such successor that assumes and agrees to perform this letter agreement, by operation of law or otherwise.

c.                                       No provision of this letter agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this letter agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

10.                               Section 409A.  It is intended that this letter agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, and the Treasury Regulations and IRS guidance thereunder (collectively referred to as “Section 409A”), and notwithstanding anything to the contrary herein, it shall be administered, interpreted, and construed in a manner consistent with Section 409A.  To the extent that any reimbursement, fringe benefit, or other, similar plan or arrangement in which you participate provides for a “deferral of compensation” within the meaning of Section 409A, (a) the amount of expenses eligible for reimbursement provided to you during any calendar year shall not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to you in any other calendar year, (b) the reimbursements for expenses for which you are entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (c) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit, and (d) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.  If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this letter agreement on account of termination of your employment shall be made unless and until you incur a “separation from service” within the meaning of Section 409A.  In the case of any amounts payable to you under this letter agreement that may be treated as payable in the form of “a series of installment payments”, as defined in Treasury Regulation Section 1.409A-2(b)(2)(iii), your right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of such Treasury Regulation.  If any paragraph of this letter agreement provides for payment within a time period, the determination of when such payment shall be made within such time period shall be solely in the discretion of the Company.

11.                               The validity, interpretation, construction and performance of this letter agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to the choice of law principles thereof.

I look forward to your joining the Company to create a successful company, and I am confident that your employment with the Company will prove mutually beneficial.  If you have any further questions or require additional information, please feel free to contact me.

If you do not accept this offer by signing below and returning the signed letter to me by March 5, 2014, this offer will be revoked.

[Signatures appear on following page]

Sincerely,

KARYOPHARM THERAPEUTICS INC.

		By:	/s/ Michael Kauffman
Michael Kauffman
Chief Executive Officer

I hereby agree to the foregoing
terms of employment:

Agreed:	/s/ Christopher Primiano
Christopher Primiano

Date:	March 4, 2014

Attachment:                                                   Non-Disclosure and Inventions Assignment Agreement